Exhibit 99.1

NEWS RELEASE

RAMBUS ACQUIRES PATENTED INNOVATIONS AND TECHNOLOGY
FROM IMAGINE DESIGNS

Hires key inventor Brian Richardson

SUNNYVALE, CA — January 24, 2011 — Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies, today announced it has acquired the lighting and display portfolio of patents and technology from privately held Imagine Designs Inc.  The patented innovations include technology for general lighting, LCD backlighting, and microelectromechanical system (MEMS) displays, expanding the breadth of products in these applications that can be addressed by Rambus.  In addition, Imagine Designs’ founder and principal inventor Brian Richardson will join Rambus as a technical director in the Lighting and Display Technology business.

“This acquisition complements our portfolio of leading-edge technology, allowing us to provide a wider range of solutions to our customers for their next-generation LED based lighting and display products,” said Jeff Parker, president of Lighting and Display Technology at Rambus. “With his strong track record of invention, we are very pleased that Brian joins our world-class team of engineers and scientists to continue the development of this breakthrough technology."

Mr. Richardson joins Rambus to continue the development of innovations and solutions for general lighting and displays.  In addition, Mr. Pete Pappanastos has joined Rambus as a director of Strategic Development for the Lighting and Display Technology business.  Rambus intends to support and further build the customer relationships and momentum that Imagine Designs established in the entertainment, architecture, street light and general lighting markets.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enriching the end-user experience of electronic systems. Rambus’ patented innovations and breakthrough technologies help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Headquartered in Sunnyvale, California, Rambus has regional offices in North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan. Additional information is available at www.rambus.com.

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RMBSTN

Press Contacts:
Linda Ashmore
Rambus Public Relations
(408) 462-8411
lashmore@rambus.com